Exhibit 99.1

September 6, 2006

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Dear SDSP Member:

On August 11, 2006, South Dakota Soybean Processors (“we,” “our,” “us” or “SDSP”) sent you a letter about our interest in purchasing the assets of Minnesota Soybean Processors (“MnSP”), a Minnesota cooperative, in which we hold a 7% interest. In that letter, we indicated that, among other things, we had sent to MnSP’s members a letter asking them to sign a petition requesting a special meeting of members.  In response to this letter, MnSP’s members returned 1,337 petitions (57% of total membership) calling for a special meeting.

On August 30, 2006, as a result of the petitions, the MnSP’s board of directors called a special meeting of members which is to be held on September 14, 2006 in Windom, Minnesota. The purpose of the special meeting will be to vote on a resolution containing the terms of an offer that we made to MnSP’s Board of Directors last summer which was later rejected (the “Offer”).  Under the Offer, we agree to purchase substantially all of MnSP’s assets based on the following material terms:

• our assumption of certain non-current and current liabilities of MnSP. The non-current liabilities to be assumed are anticipated to be in excess of $42 million;

• our payment to MnSP of $6,036,960.00 in cash subject to a decreased adjustment to the extent certain unit retains have not been paid to MnSP by MnSP’s members;

• our issuance to MnSP of 30,000,000 capital units in SDSP;

• our members’ approval of the terms of the Offer as a condition to closing on the asset purchase; and

• our obtaining acceptable bank financing to purchase MnSP’s assets as a condition to closing on the asset purchase.

If MnSP’s members vote in favor of the resolution, MnSP’s Board of Directors will be authorized to sell to us substantially all of MnSP’s assets and to negotiate an asset purchase agreement. Upon the closing of an asset purchase, which will also be subject to conditions yet to be negotiated, MnSP would own a 49.7% ownership interest in SDSP.  If, however, MnSP’s members vote against the resolution, MnSP’s Board of Directors will not be authorized to sell to us the assets of MnSP under the terms of the Offer and MnSP’s board may proceed in any direction it wishes in terms of the future direction of MnSP.

We recently sent to MnSP’s members an information statement about the Offer. The information statement explained the basis terms of the Offer, our reasons for the Offer, information about the special meeting, and a recommendation that MnSP’s members vote “yes” for the Offer. MnSP’s Board of Directors simultaneously sent to MnSP’s members its own information statement, setting forth the basic terms of the Offer, its reasons against the Offer, and a recommendation that MnSP’s members vote “no” for the Offer. Included in our information statement was certain unaudited financial information for the seven months ended July 2006, which we have enclosed for your review below under “Selected Financial Data.”

If MnSP’s members approve the Offer, we will present to you as a member of SDSP the opportunity to vote on the terms of the Offer which again is a condition to closing on an asset purchase agreement.  We will provide you with additional information about the Offer at such time. We will also continue to keep you informed of critical developments as they occur.  If you have any questions about this matter, please contact us. Thank you.

Sincerely,

The SDSP Board of Managers

Enclosure

SELECTED FINANCIAL DATA

The following table sets forth selected financial data of us and our predecessor cooperative for the periods indicated. The historical financial information in the table below includes audited financial data of our predecessor cooperative prior to the effectiveness of the reorganization on July 1, 2002. The financial statements for the years ended were audited by our independent registered accounting firm at the time. The financial statement for the six months and seven months ended June 30, 2006 and July 31, 2006 are unaudited, the six months ended having been reviewed by our independent accounting firm and the seven months ended having been internally prepared by us.

(In
thousands,	Seven Months	Six Months
except per	Ended	Ended	For the Years Ended December 31:
unit data)	7/31/2006	6/30/2006	2005	2004	2003	2002	2001

Bushels Processed	16,361	13,943	28,004	28,384	28,384	27,964	26,925

Statement of Operations Data:
Revenue	$130,893	$116,125	$210,371	$238,211	$207,257	$159,489	$148,258
Cost of goods sold	(125,698)	(112,027)	(209,993)	(232,704)	(203,022)	(152,584)	(141,359)
Gross profit (loss)	5,195	4,098	378	5,507	4,234	6,905	6,899
Administrative expenses	(2,199)	(1,908)	(3,827)	(4,477)	(3,639)	(2,680)	(2,234)
Operating profit	2,996	2,190	(3,449)	1,031	595	4,225	4,665
Minority interest in subsidiary	—	—	368	677	458	—	—
Interest expense	(555)	(521)	(1,400)	(1,426)	(802)	(542)	(483)
Other income (expense)	1,293	1,053	840	408	3,013	3,450	3,554
Income (loss) before income taxes	3,734	2,722	(3,640)	690	3,263	7,133	7,735
Income taxes	(2)	(2)	—	(1)	131	(520)	—
Net income	$3,732	$2,719	$(3,640)	$689	$3,395	$6,613	$7,735

Weighted average capital units outstanding	30,419	30,419	29,759	28,250	28,259	28,259	28,259

Net income per capital unit	$0.123	$0.089	$(0.122)	$0.024	$0.120	$0.234	$0.274

Dividends / patronage payments (paid the following year)	$0	$0	$0	$0	$3,291	$2,540	$5,519

(In
thousands,
except per
unit data)	2000	1999	1998	1997

Bushels Processed	26,250	24,150	21,723	13,454

Statement of Operations Data:
Revenue	$134,670	$134,168	$157,344	$105,608
Cost of goods sold	(133,685)	(129,370)	(148,600)	(102,406)
Gross profit (loss)	984	4,798	8,744	3,202
Administrative expenses	(1,628)	(1,885)	(2,075)	(1,612)
Operating profit	(644)	2,913	6,669	1,590
Minority interest in subsidiary	—	—	—	—
Interest expense	(1,031)	(747)	(1,286)	(1,965)
Other income (expense)	3,559	2,457	3,128	949
Income (loss) before income taxes	1,883	4,623	8,511	574
Income taxes	—	—	—	(7)
Net income	$1,883	$4,623	$8,511	$567

Weighted average capital units outstanding	28,259	28,259	28,259	28,259

Net income per capital unit	$0.067	$0.164	$0.301	$0.020

Dividends / patronage payments (paid the following year)	$578	$3,436	$5,823	$0